Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(2)
Commission File No. 333-164323

The information in this prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion, dated December 12, 2011

PROSPECTUS SUPPLEMENT
(To prospectus dated January 13, 2010)

8,000,000 Common Units

Representing Limited Partner Interests

        We are selling 8,000,000 common units representing limited partner interests in MarkWest Energy Partners, L.P.    Our common units are listed on the New York Stock Exchange under the symbol "MWE." The last reported sales price of our common units on the New York Stock Exchange on December 9, 2011 was $56.07 per common unit.

        Investing in our common units involves risks. Please read "Risk Factors" beginning on page S-9 of this prospectus supplement.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to MarkWest Energy Partners, L.P. (before expenses)	$	$

        We have granted the underwriters a 30-day option to purchase up to an additional 1,200,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 8,000,000 common units in this offering.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

        The common units will be ready for delivery on or about                        , 2011.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch	Barclays Capital
Morgan Stanley	UBS Investment Bank	Wells Fargo Securities
Senior Manager RBC Capital Markets
Manager J.P. Morgan

The date of this prospectus is                        , 2011

MARKWEST

Geographic Footprint

Utica Shale
Corporate Office
Marcellus Shale
Woodford Shale
Granite Wash Formation
Haynesville Shale
Huron/Berea Shale

▲ SOUTHWEST
- Granite Wash, Woodford, Cotton Valley, Travis Peak, Haynesville
- 1.6 Bcf/d gathering capacity
- 655 MMcf/d processing capacity
- Arkoma Connector Pipeline JV

● NORTHEAST
- Huron/Berea Shale
- 505 MMcf/d processing capacity
- 24,000 Bbl/d NGL fractionation facility
- 285,000 barrel propane storage
- NGL marketing by truck, rail, & barge
- Infrastructure under construction
  - Langley processing expansion
  - Complete Ranger NGL pipeline

● LIBERTY
- Marcellus Shale
- JV with The Energy & Minerals Group
- 325 MMcf/d gathering capacity
- 625 MMcf/d cryogenic processing
- 60,000 Bbl/d C3+ fractionator
- Infrastructure under construction
  - 520 MMcf/d processing capacity
  - 75,000 Bbl/d de-ethanization
  - 50,000 Bbl/d Mariner West project

■ GULF COAST
- 140 MMcf/d cryogenic gas plant processing refinery off-gas
- 29,000 Bbl/d NGL fractionation capacity
- NGL marketing and transportation

MARKWEST ENERGY PARTNERS, L.P.

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

        Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" on page S-22 of this prospectus supplement.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-i

Prospectus Supplement

S-ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of this offering of common units, you should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference, including our historical financial statements and the notes thereto, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. Please read "Where You Can Find More Information" on page S-22 of this prospectus supplement. Please read "Risk Factors" beginning on page S-9 of this prospectus supplement and Item 1A. "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011 for information regarding risks you should consider before investing in our common units.

        For purposes of this prospectus supplement and the accompanying base prospectus, unless the context clearly indicates otherwise, "we," "us," "our" and the "Partnership" refer to MarkWest Energy Partners, L.P. and, when applicable, its consolidated subsidiaries; and "MarkWest Hydrocarbon" refers to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries.

MarkWest Energy Partners, L.P.

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and we are the largest natural gas processor and fractionator in the Appalachian region. We conduct our business in four geographic operating segments: Southwest, Northeast, Liberty and Gulf Coast. Further description of these segments is included in the periodic reports we file with the SEC, which are incorporated herein by reference.

        Our primary business strategy is to provide top-tier midstream services by developing and operating high-quality, strategically-located assets in the liquids-rich areas of the emerging natural gas resource plays in the United States.

        Execution of our business strategy has allowed us to grow substantially since our inception. The majority of our growth since 2007 has focused on the development of natural gas supplies in emerging resource plays. As a result, we now have a strong presence in the Woodford Shale, Haynesville Shale, Granite Wash, Marcellus Shale and Huron/Berea Shale, five emerging resource plays that are expected to be significant sources of domestic natural gas production.

        The following table summarizes our growth projects and acquisitions, including equity investments in non-wholly owned subsidiaries (amounts in millions). The amounts include the portion of our growth projects funded by contributions from our joint venture partners.

Capital Investment(1)

(1)
This table does not account for the MarkWest Liberty Midstream Acquisition.

        For the year ended December 31, 2010 and nine months ended September 30, 2011, total capital spent to fund identified organic growth, expansion projects, acquisitions, and maintenance expenditures on our businesses was $458.7 million and $590.7 million, respectively. Our share of these total capital expenditures was $274.8 million and $522.2 million, respectively, and the remainder in each case was funded by our joint venture partner in MarkWest Liberty Midstream & Resources, L.L.C. ("MarkWest Liberty Midstream") through its current period contributions, remaining balances from prior period contributions, and its share of the cash generated from the operations of MarkWest Liberty Midstream.

Recent Developments

  October Common Unit Offering

        On October 13, 2011, we completed a public offering of 5,750,000 common units at $45.52 per common unit, which included 750,000 common units sold pursuant to the underwriters' option to purchase additional common units. We received net proceeds of approximately $251 million from this common unit offering after deducting underwriter's discounts and estimated expenses. We used a portion of the net proceeds to repay borrowings under our previous credit facility. We used the remaining net proceeds to provide working capital for general partnership purposes.

  Senior Notes Offering and Tender Offer

        On November 3, 2011, we closed a public offering of $700 million aggregate principal amount of our 6.75% senior notes due 2022, resulting in net proceeds of approximately $689.0 million after deducting underwriting fees and commissions as well as other third-party expenses. Concurrently with the launch of our offering of senior notes due 2022, we commenced a tender offer for any and all $334.4 million of our outstanding 8.75% Senior Notes due 2018 (the "2018 Notes"). We used $286.4 million of the net proceeds from this notes offering to fund the payment for the 2018 Notes that were tendered. We intend to use the remaining net proceeds to provide additional working capital for general partnership purposes. $81.1 million of the 2018 Notes remain outstanding following the completion of our tender offer.

  Potential acquisition of minority interest in MarkWest Liberty Midstream

  Overview

        On December 12, 2011, we executed a non-binding letter of intent (the "LOI") with affiliates of The Energy & Minerals Group ("EMG") regarding the potential acquisition (the "MarkWest Liberty Midstream Acquisition") of EMG's interest in MarkWest Liberty Midstream held by M&R MWE Liberty, L.L.C., an affiliate of EMG ("EMG Liberty"). Under the LOI, we, EMG and EMG Liberty have agreed to negotiate in good faith towards the execution of mutually acceptable definitive, written agreements containing material terms consistent with those described below. We, EMG, and EMG Liberty currently anticipate executing such agreements and closing the MarkWest Liberty Midstream Acquisition on or about December 31, 2011. However, there can be no assurance that we, EMG and EMG Liberty will be able to agree to terms for the potential MarkWest Liberty Midstream Acquisition on the same basis as those described in this prospectus supplement or that we will be able to reach any agreements regarding the MarkWest Liberty Midstream Acquisition at all.

        In exchange for EMG Liberty's interest in MarkWest Liberty Midstream, we would (1) pay to EMG Liberty $1.0 billion in cash and (2) issue to EMG Liberty 19.95 million of unregistered units of a new class ("Class B Units"). Subject to limited exceptions described below under "Change of Control," the Class B Units would convert into our common units on a one-for-one basis (the "Converted Units") in five equal installments. The first conversion of 20% of the Class B Units would occur on July 1, 2013 and the subsequent four conversions, each of 20% of the Class B Units, would occur on the first four anniversaries of July 1, 2013. The Class B Units would not be entitled to participate in any distributions of our available cash prior to their conversion into common units. Following the closing of the MarkWest Liberty Midstream Acquisition, we would own 100% of MarkWest Liberty Midstream.

        We expect the MarkWest Liberty Midstream Acquisition will be accounted for as an equity transaction and no gain or loss will be recognized through the statement of operations in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations—Overall—Changes in Parent's Ownership Interest in a Subsidiary. See "Capitalization" on page S-11 for additional information. Our historical financial statements include 100% of the assets, liabilities, and results of operations of MarkWest Liberty Midstream. Historical net income is not expected to change as a result of the MarkWest Liberty Midstream Acquisition; however, the portion of net income attributable to us is expected to increase due to the acquisition of the non-controlling interest. Giving effect to the MarkWest Liberty Midstream Acquisition, for the year ended December 31, 2010, the net income attributable to non-controlling interest of $30.6 million would be reduced to $2.7 million and net income attributable to us would increase from $0.5 million to $28.4 million. Giving effect to the MarkWest Liberty Midstream Acquisition, for the nine months ended September 30, 2011, the net income attributable to non-controlling interest of $33.2 million would be reduced to $0.9 million and net income attributable to us would increase from $134.8 million to $167.1 million. We expect that the MarkWest Liberty Midstream Acquisition will also change net income attributable to our common unitholders per common unit due to the change in income attributable to us and the number of common and Class B units outstanding.

  Registration Rights

        The LOI provides that we would provide EMG Liberty with certain registration rights related to the Class B Units following their conversion into Converted Units. We would be obligated to use commercially reasonable efforts to (1) file a resale registration statement registering the resale of the Converted Units; (2) have such registration statement declared effective by July 1, 2013 and (3) maintain the effectiveness of such registration statement for a period of up to six years. Furthermore, following the effectiveness of such registration statement, EMG Liberty would be granted piggyback registration rights permitting EMG Liberty to sell its Converted Units, in an amount representing up to 20% of the total number of common units to be offered in any firm commitment, underwritten offering effected by us (including no more than an equal percentage of any common units subject to any over-allotment option requested by the managing underwriters in such an offering). The LOI further provides that we would provide EMG Liberty comparable 20% participation and sale rights in the event that we were to adopt a continuous equity or similar program in the future.

        The LOI also provides that beginning January 1, 2017, EMG Liberty would have the right to demand that we conduct up to three (3) underwritten offerings of any Converted Units still held by EMG Liberty. EMG Liberty would be restricted from exercising more than one demand right in any twelve month period. We would bear all reasonable expenses (excluding any underwriting discounts and commissions and fees for more than one counsel for EMG Liberty) in connection with the registration and offering of EMG Liberty's Converted Units.

  Transfer Restrictions

        The LOI provides that, except for EMG Liberty's ability to (1) participate in underwritten offerings or any continuous offering program as described above and (2) make distributions, beginning on or after January 1, 2016, to EMG Liberty's limited partners in an aggregate amount not exceeding 2.5 million Converted Units (provided that such limited partners agree to a customary one-year lock-up arrangement), EMG Liberty would not be permitted to transfer its Class B Units or Converted Units, without our prior written consent.

  Voting and Governance

        The LOI provides that prior to the conversion of the Class B Units into Converted Units, the Class B Units would not be entitled to vote on any matters on which the holders of common units are entitled to vote, other than those matters that disproportionately and adversely affect the rights and preferences of the Class B Units in relation to other classes of interests in us. In such cases, the holders of Class B Units would vote together as a single class. Unless otherwise determined by our general partner, upon conversion of the Class B Units, EMG Liberty would be entitled to vote Converted Units that represent in aggregate no more than 5% of our outstanding common units; any Converted Units in excess of such 5% threshold would not be entitled to vote. Holders of Class B Units would not have any contractual right to designate representatives to our general partner's board of directors.

  Change of Control

        The LOI provides that in connection with a Change of Control (as defined below) where at least a majority of our outstanding common units are converted or exchanged into cash or a combination of cash and securities of a third party, either we, on the one hand, or the holders of any then-outstanding Class B Units, on the other hand, would be entitled to elect to cause each Class B Unit to be converted into common units based on the Discounted Conversion Formula (as defined below) and receive the consideration that would have been payable with respect to such Converted Units in the Change of Control transaction. In a Change of Control transaction, where we are not the surviving entity, and neither we, on the one hand, nor the holders of the Class B Units, on the other hand, elect such a conversion, then the Class B Units would convert into a class of securities of the surviving entity with substantially similar rights. In the case of any Change of Control of us not accompanied by a conversion or exchange involving at least a majority of our then outstanding common units, then the holders of the then outstanding Class B Units, on the one hand, would be entitled to elect to convert its Class B Units into common units based on the Discounted Conversion Formula.

        "Discounted Conversion Formula" means an adjustment to the one-to-one initial conversion rate at which a Class B Unit would otherwise convert into a common unit by applying a discount rate based on the period in which the Change of Control occurs. Such discount rate ranges from a conversion discount of 19.7% at December 31, 2011 to no discount at June 30, 2017.

        "Change of Control" means (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets to any third party or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which any third party becomes the beneficial owner, directly or indirectly, of more than 50% of our voting securities in a transaction in which acquired securities are not subject to any voting limitation under our partnership agreement (or, if we do not survive such transaction, the voting securities of the surviving entity).

  Potential MarkWest Liberty Utica Joint Venture

        Pursuant to the LOI, we and EMG have also agreed to negotiate in good faith regarding a new midstream joint venture covering various development activities in the Utica Shale area of Ohio, including the construction of significant natural gas processing and NGL fractionation, transportation, and marketing infrastructure, beginning in 2012 (such joint venture, the "Utica JV"). The Utica JV would be similar to the parties' existing MarkWest Liberty Midstream joint venture, with EMG funding a majority of the initial capital expenditures required to develop the Utica JV midstream infrastructure. There can be no assurance that we and EMG will be able to agree to terms for the potential Utica JV on the same basis as those described herein or that we will be able to reach any agreements regarding the Utica JV at all.

  Amendment to Credit Facility

        In anticipation of the transactions described above, we have entered into discussions with the lenders under our revolving credit facility (the "Credit Facility") to, among other things, increase the borrowing capacity under the Credit Facility by $150 million to $900 million. There can be no assurance, however, that the borrowing capacity will increase or that, if increased, the funds available under the amended Credit Facility will continue to be made available on the same or similar terms as under the existing Credit Facility.

PARTNERSHIP STRUCTURE AND MANAGEMENT

        The diagram below depicts our organization and ownership structure after giving effect to this offering, without giving effect to our Class A units issued in connection with our acquisition of MarkWest Hydrocarbon, Inc. in 2008 or the Class B Units to be issued to EMG in the potential MarkWest Liberty Midstream Acquisition and assuming no exercise by the underwriters of their option to purchase additional units.

        For more details about our ownership structure, please read "Organizational Structure" included in Item 1 in our annual report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference.

Management of MarkWest Energy Partners, L.P.

        Our general partner, which we indirectly own and control, has sole responsibility for conducting our business and for managing our operations. Our common unitholders have the right to elect the members of the board of directors of our general partner at our annual meeting of unitholders.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus supplement, and you should rely only on information contained in or incorporated by reference herein and any free writing prospectus filed in connection with this offering when making an investment decision.

The Offering

Common units offered by us	8,000,000 common units.
Option to purchase additional common units	1,200,000 common units.
Units outstanding before this offering	84,939,558 common units.
Units outstanding after this offering	92,939,558 common units, or 94,139,558 common units if the underwriters exercise in full their option to purchase an additional 1,200,000 common units.
Use of proceeds

We expect to receive net proceeds of approximately $             million from the sale of 8,000,000 common units offered by this prospectus supplement, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering to fund the MarkWest Liberty Midstream Acquisition. If we do not consummate the MarkWest Liberty Midstream Acquisition, we intend to use the net proceeds from the offering for general partnership purposes, including, but not limited to, funding capital expenditures and general working capital.

Certain underwriters or their affiliates are serving as financial advisors in connection with the MarkWest Liberty Midstream Acquisition. See "Underwriters (Conflicts of Interest)."
Cash distributions

We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define its meaning in our partnership agreement.

On November 14, 2011, we paid a cash distribution of $0.73 per common unit for the third quarter 2011 to our unitholders of record as of November 7, 2011. The distribution of $0.73 per common unit, or $2.92 per common unit on an annualized basis, represented an increase of $0.03 per common unit, or 4.3%, compared to the second quarter 2011 distribution and an increase of $0.09 per common unit, or 14.1%, over the third quarter 2010 distribution.

In general, we will pay any cash distributions we make each quarter to all our common and Class A unitholders, pro rata, and we will make distributions of Hydrocarbon Available Cash pro rata to our common unitholders.

For a description of our cash distribution policy and the definition of Hydrocarbon Available Cash, please read "Cash Distribution Policy" in the accompanying base prospectus.
Issuance of additional common units	We can issue an unlimited number of common units without the consent of unitholders. Please read "Partnership Agreement—Issuance of Additional Securities" in the accompanying base prospectus.

Voting rights

Our general partner manages and operates us. Our common unitholders have the right to elect the members of the board of directors of our general partner annually by a plurality of the votes cast at a meeting of our unitholders.

Estimated ratio of taxable income to distributions

We estimate that a purchaser of common units in this offering who holds those common units from the date of the closing of this offering through December 31, 2014 will be allocated an amount of federal taxable income for that period that will be less than 20% if we consummate the MarkWest Liberty Midstream Acquisition, or less than 25% if we do not consummate the MarkWest Liberty Midstream Acquisition, of the cash distributed with respect to that period. Please read "U.S. Federal Income Tax Considerations" in this prospectus supplement.

Material tax consequences

For a discussion of other material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read "Material Tax Consequences" in the accompanying base prospectus.

New York Stock Exchange symbol	"MWE"
Risk factors

You should read the risk factors beginning on page S-9 of this prospectus supplement and in the documents incorporated herein by reference, as well as the other cautionary statements throughout this prospectus supplement, to ensure you understand the risks associated with an investment in our common units.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider those risk factors included in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011, which are incorporated herein by reference. You should also consider all of the other information included in this prospectus supplement, the accompanying base prospectus and the other documents incorporated herein by reference in evaluating an investment in our common units.

        If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our common units could decline and you could lose all or part of your investment.

Our proposed acquisition of the remaining 49% interest in MarkWest Liberty Midstream from EMG Liberty is subject to the execution of a definitive purchase agreement.

        Our acquisition of the remaining 49% interest in MarkWest Liberty Midstream from EMG Liberty is subject to the execution of a definitive purchase agreement. If we fail to reach a definitive agreement with EMG Liberty, we will not acquire the additional 49% interest in MarkWest Liberty Midstream currently held by EMG Liberty. Furthermore, if we do not complete the MarkWest Liberty Midstream Acquisition, we would not realize the expected benefits of the MarkWest Liberty Midstream Acquisition, including, without limitation, an anticipated increase in our cash available for distribution, and as a result, our distributions per common unit may not increase as anticipated. Moreover, if we do complete the MarkWest Liberty Midstream Acquisition, we may have difficulties obtaining new or additional financing on favorable terms on our other growth capital projects.

        In addition, the offering of common units made by this prospectus supplement is not conditioned upon the closing of the MarkWest Liberty Midstream Acquisition. We intend to use the proceeds from this offering to fund the MarkWest Liberty Midstream Acquisition. However, there is no guarantee that we will be able to complete the MarkWest Liberty Midstream Acquisition. If we do not consummate the MarkWest Liberty Midstream Acquisition, we intend to use the net proceeds from the offering for general partnership purposes, including, but not limited to, funding capital expenditures and general working capital.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $             million from the sale of 8,000,000 common units offered by this prospectus supplement, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering, together with any net proceeds from the exercise of the underwriters' option, to fund the MarkWest Liberty Midstream Acquisition. If we do not consummate the MarkWest Liberty Midstream Acquisition, we intend to use the net proceeds from the offering for general partnership purposes, including, but not limited to, funding capital expenditures and general working capital.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2011:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to (i) our October 2011 common unit offering and the use of proceeds therefrom and (ii) our public offering of $700 million in aggregate principal amount of senior notes completed in November 2011 and the application of the net proceeds as described under "Summary—Recent Developments—Senior Notes Offering and Tender Offer"; and

  •
  on an as further adjusted basis to give effect to (i) the MarkWest Liberty Midstream Acquisition and the issuance of the Class B Units to EMG and (ii) this common unit offering, assuming no exercise by the underwriters of their option to purchase additional common units, and the application of the net proceeds as described under "Use of Proceeds."

        This table is derived from, should be read together with, and is qualified in its entirety by reference to the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements, including the related notes, contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2011, which is incorporated by reference in this prospectus supplement.

	As of September 30, 2011
	Actual		As Adjusted		As Further Adjusted
	(in thousands)
Cash and cash equivalents(1)	$159,177		$658,917		$

Total debt:
Credit Facility(2)	$145,100		$—
8.75% senior notes due 2018	333,807	(3)	80,977	(3)		80,977	(3)
6.75% senior notes due 2020	500,000		500,000			500,000
6.5% senior notes due 2021	499,056	(3)	499,056	(3)		499,056	(3)
6.25% senior notes due 2022	—		700,000			700,000

Total debt	1,477,963		1,780,033			1,780,033
Equity:
Common units	1,379,146		1,597,802				(4)
Class B Units	—		—				(5)
Non-controlling interest	529,958		529,958				(6)

Total equity	1,909,104		2,127,760

Total capitalization	$3,387,067		$3,907,793		$

(1)
Includes $72.2 million of cash held in our non-wholly owned subsidiaries. The "As Adjusted" column reflects net proceeds of approximately $251 million from our October 2011 common unit offering, net proceeds of approximately $689 million from our November senior notes offering, the repayment of all Credit Facility borrowings outstanding as of September 30, 2011 and the redemption of approximately $253 million of our 2018 Notes for an aggregate purchase price of approximately $295 million, including expenses related to the tender offer, consent fees and accrued and unpaid interest for such notes as of September 30, 2011.

(2)
As of December 12, 2011, we had approximately no borrowings outstanding under our Credit Facility (excluding $19.3 million of outstanding letters of credit).

(3)
Net of unamortized amount.

(4)
In accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidations—Overall—Changes in Parent's Ownership Interest in a Subsidiary, the difference between the fair value of the consideration paid to EMG and the carrying value of EMG's non-controlling interest on the closing date is estimated to be $1.3 billion and would be recorded as a reduction of partner's capital on the balance sheet if the MarkWest Liberty Midstream Acquisition is completed. Final accounting treatment, tax treatment and calculations of the loss will be determined after the execution of final written agreements and availability of final tax information.

(5)
If the MarkWest Liberty Midstream Acquisition is completed, we would issue Class B units to EMG. We estimated the fair value of the Class B units to be approximately $800 million (range of $750 million to $850 million), and believe it would be recorded as equity for accounting purposes. Final accounting treatment and estimations of the fair value of Class B units will be determined after the execution of final written agreements.

(6)
If the MarkWest Liberty Midstream Acquisition is completed, the non-controlling interest will decrease by an amount equal to the carrying value of the interest acquired from EMG. As of September 30, 2011, the carrying value of EMGs non-controlling interest was approximately $459 million.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        Our common units are listed on the New York Stock Exchange ("NYSE") under the symbol "MWE." The last reported sale price of our common units on the NYSE on December 9, 2011 was $56.07. As of December 9, 2011, there were 147 holders of record of our common units.

	Unit Price
			Distribution Per Common Unit
Quarter Ended	High	Low		Record Date	Payment Date
December 31, 2011 (through December 9, 2011)	$56.82	$42.18	$(1)	(1)	(1)
September 30, 2011	$50.06	$39.00	$0.73	November 7, 2011	November 14, 2011
June 30, 2011	$51.70	$42.80	$0.70	August 1, 2011	August 12, 2011
March 31, 2011	$48.50	$40.80	$0.67	May 2, 2011	May 13, 2011
December 31, 2010	$43.51	$35.70	$0.65	February 7, 2011	February 14, 2011
September 30, 2010	$37.00	$31.50	$0.64	November 8, 2010	November 12, 2010
June 30, 2010	$33.45	$20.96	$0.64	August 2, 2010	August 13, 2010
March 31, 2010	$32.00	$26.05	$0.64	May 3, 2010	May 14, 2010
December 31, 2009	$29.94	$22.20	$0.64	February 5, 2010	February 12, 2010
September 30, 2009	$24.00	$17.87	$0.64	November 2, 2009	November 13, 2009
June 30, 2009	$20.00	$11.20	$0.64	August 3, 2009	August 14, 2009
March 31, 2009	$14.30	$7.30	$0.64	May 4, 2009	May 15, 2009

(1)
The distributions attributable to the quarter ending December 31, 2011 have not yet been declared or paid. We expect to declare and pay cash distributions for the fourth quarter of 2011 within 45 days following the end of the quarter.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Material Tax Consequences" beginning on page 28 in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

  Ratio of Taxable Income to Distributions.

        We estimate that a purchaser of common units in this offering who holds those common units from the date of the closing of this offering through December 31, 2014 will be allocated an amount of federal taxable income for that period that will be less than 20% if we consummate the MarkWest Liberty Midstream Acquisition, or less than 25% if we do not consummate the MarkWest Liberty Midstream Acquisition, of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase.

        Our estimate is based upon the assumption that our available cash for distribution will be sufficient for us to make quarterly distributions at current or higher levels to the holders of our common units, and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. This estimate and the assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, our estimate is based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that our estimate will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Tax Exempt Organizations and Other Investors

        Ownership of common units by tax-exempt entities and foreign investors raises issues unique to such persons. Please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors" beginning on page 40 of the accompanying base prospectus.

  Tax Rates

        Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively and, further, in the absence of legislation extending the term of the preferential tax rates for "qualified dividend income," taxpayers' dividend income will be taxed at rates applicable to ordinary income for tax years beginning on or after January 1, 2013. Moreover, these rates are subject to change by new legislation at any time.

  Legislative Developments

        The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, will impose a 3.8% Medicare tax on net investment income earned by certain individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder's net investment income or (2) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  a statement regarding whether the beneficial owner is:

  (a)
  a non-U.S. person;

  (b)
  a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (c)
  a tax-exempt entity;

  (3)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

UNDERWRITERS (CONFLICTS OF INTEREST)

        Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter's name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC
RBC Capital Markets, LLC
J.P. Morgan Securities, LLC

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters' option to purchase additional common units described below) if they purchase any of the common units.

        Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $ per common unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more common units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,200,000 additional common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter's initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

        The common units are listed on the New York Stock Exchange under the symbol "MWE."

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We estimate that our portion of the total expenses of this offering will be $0.2 million.

        We and certain of our affiliates, including the directors and executive officers of our general partner, have agreed not to, without the prior written consent of Citigroup Global Markets, Inc., directly or indirectly, except for the issuance of Class B Units to EMG Liberty in connection with the MarkWest Liberty Midstream Acquisition or except as otherwise contemplated in this prospectus supplement, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units (including, without limitation, common units that may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and common units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units or other securities, in cash or otherwise, (3) cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units or securities convertible into or exercisable or exchangeable for common units or any other of our securities (other than a registration statement on Form S-8 in connection with employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof) or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement. The above restrictions do not apply to our issuance or registration of common units (or equity incentive awards that upon vesting will result in issuance of common units) pursuant to our 2008 Long-Term Incentive Plan described in our annual report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference. Additionally, the officers and directors of our general partner are permitted to (A) sell common units to satisfy tax withholding obligations in connection with issuance or vesting of equity incentive awards under our employee benefits plans, (B) sell common units pursuant to a trading plan under Rule 10b5-1 of the Exchange Act in existence on the date hereof and (C) enter into a trading plan under Rule 10b5-1 of the Securities Act, provided that such trading plan does not provide for sales of any common units (including, without limitations, common units that may be deemed to be beneficially owned by such officer or director in accordance with the rules and regulations of the SEC and common units that may be issued upon the exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units during the period commencing on the date of this prospectus supplement and ending on the 90th day after the date of this prospectus supplement and no public announcement or filing under the Exchange Act regarding the establishment of, or any modification to, such trading plan shall be required of or voluntarily made by or on behalf of such officer or director or us until after the expiration of such 90-day period. Citigroup Global Markets, Inc., in its sole discretion, may release the common units and the other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and the other securities from the lock-up agreements Citigroup Global Markets, Inc. will consider, among other factors, the unitholder's reasons for requesting the release, the number of common units and other securities for which the release is being requested and the market conditions at the time.

        In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional common units, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of common units in an amount up to the number of common units represented by the underwriters' option to purchase additional common units.

  •
  "Naked" short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters' option to purchase additional common units.

  •
  Covering transactions involve purchases of common units either pursuant to the underwriters' option to purchase additional common units or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase common units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase common units in the open market after the distribution has been completed or must exercise the option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters' option to purchase additional common units.

  •
  Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We, on the one hand, and the underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        This prospectus supplement and the accompanying base prospectus may be used by the underwriters in connection with offers and sales of the common units in certain agented brokers' transactions; however, the underwriters are not obligated to engage in such agented brokers' transactions and may discontinue such activities without notice at any time.

Conflicts of Interest

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In connection with the MarkWest Liberty Midstream Acquisition, Citibank Global Markets Inc. is serving as the financial advisor for EMG and an affiliate of Morgan Stanley & Co. LLC is serving as our financial advisor; each will receive customary fees and expenses in connection with those services. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility.

FINRA Conduct Rule

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Notice to Investors

  Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 ("FSMA") that is not a "recognised collective investment scheme" for the purposes of FSMA ("CIS") and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (i)
  if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the "CIS Promotion Order") or (b) high net worth companies and other persons falling with Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (ii)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order") or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (iii)
  in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons"). Our common units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any common units which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

  Notice to Prospective Investors in Germany

        This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common units in Germany. Consequently, our common units may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the common units to the public in Germany or any other means of public marketing. Our common units are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no.1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        This offering of our common units does not constitute an offer to sell or the solicitation or an offer to buy our common units in any circumstances in which such offer or solicitation is unlawful.

  Notice to Prospective Investors in the Netherlands

        Our common units may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

  Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our common units are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be distributed in connection with any such public offering.

        We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 ("CISA"). Accordingly, our common units may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our common units may be made available through a public offering in or from Switzerland. Our common units may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

  Notice to Prospective Investors in the EEA

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

LEGAL

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas. Members of Vinson & Elkins L.L.P. involved in this offering own an aggregate of approximately 5,050 of our common units.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference from the Partnership's annual report on Form 10-K for the year ended December 31, 2010 and the effectiveness of MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements. We use words such as "could," "may," "predict," "will," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward-looking statements.

        These forward-looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors."

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale from time to time of our common units and debt securities, including the common units covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

        We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

  •
  Our annual report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011;

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC on May 9, 2011, for the quarter ended June 30, 2011, as filed with the SEC on August 8, 2011 and for the quarter ended September 30, 2011, as filed with the SEC on November 7, 2011;

  •
  Our current reports on Form 8-K or Form 8-K/A as filed with the SEC on January 4, 2011, January 14, 2011, February 2, 2011, February 7, 2011 (two reports), February 14, 2011, February 24, 2011, March 3, 2011, April 26, 2011, June 3, 2011, June 17, 2011, July 13, 2011, July 26, 2011, August 10, 2011, September 13, 2011, October 13, 2011, October 21, 2011, October 25, 2011, October 28, 2011, November 7, 2011, November 15, 2011 and December 12, 2011; and

  •
  The description of our common units contained in our registration statement on Form 8-A filed on April 24, 2007, and any subsequent amendments or reports filed for the purpose of updating such description.

        These reports contain important information about us, our financial condition and our results of operations.

        All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement and the accompanying base prospectus. Nothing in this prospectus supplement or the accompanying base prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 1, Suite 1600
Denver, CO 80202-2137
Attention: Nancy K. Buese
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

PROSPECTUS

MarkWest Energy Partners, L.P.

MarkWest Energy Finance Corp.

Common Units

Debt Securities

        We may from time to time offer the following securities under this prospectus:

  •
  common units representing limited partner interests in MarkWest Energy Partners, L.P., and

  •
  debt securities of MarkWest Energy Partners L.P.

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." We will provide information in the prospectus supplement for the trading market, for any debt securities we may offer.

        MarkWest Energy Finance Corp. may act as co-issuer of the debt securities, and all other direct or indirect wholly-owned subsidiaries of MarkWest Energy Partners, L.P. (which we refer to as "Subsidiary Guarantors"), other than "minor" subsidiaries as such item is interpreted in securities regulation governing financial reporting for guarantors, may guarantee the debt securities.

        Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors," which begin on page 5 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2010

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and MarkWest Energy Finance Corporation have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may offer from time to time our common units or debt securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus, any attached prospectus supplements and the additional information described below under "Where You Can Find More Information."

        As used in this prospectus, "we," "us," "our," "the Partnership" and "MarkWest Energy Partners" mean MarkWest Energy Partners, L.P. and, where the context requires, include our operating subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed;

  •
  Our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of changes to generally accepted accounting principles related to the presentation of non-controlling interest and the calculation of earnings per unit (excluding the Starfish Pipeline Company, LLC Consolidated Financial Statements in Part IV, Schedule A thereto);

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 11, 2009, as amended by the amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2009, as filed with the SEC on October 16, 2009, for the quarter ended June 30, 2009, as filed with the SEC on August 10, 2009 and for the quarter ended September 30, 2009, as filed with the SEC on November 9, 2009; and

  •
  Our current reports on Form 8-K as filed with the SEC on January 28, 2009, January 28, 2009, March 4, 2009, March 24, 2009, April 24, 2009, May 7, 2009, May 11, 2009, May 18, 2009, May 27, 2009, June 10, 2009, July 1, 2009, July 24, 2009, August 12, 2009, August 14, 2009, September 3, 2009, September 15, 2009, October 6, 2009, October 23, 2009, November 4, 2009 and January 7, 2010.

        These reports contain important information about us, our financial condition and our results of operations.

        Our quarterly reports listed above do not give effect to the adoption of new guidance issued by the Financial Accounting Standards Board on January 6, 2010 related to the accounting for decreases in ownership of a subsidiary. The new guidance is effective for our financial statements for the fiscal year ended December 31, 2009 and requires retrospective application to all interim periods beginning on or after January 1, 2009. Management is currently evaluating the impact of the adoption of this guidance and will update the financial information in our annual report on Form 10-K for the year ended December 31, 2009. Losses and transaction costs related to our sale of equity interests that were previously recognized in Partner's Capital will be reclassified as a reduction of Net Income (loss) attributable to the Partnership in our Consolidated Statements of Operations.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126
Attention: Nancy K. Buese
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus and does not constitute a part of this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may read our filings on the SEC's website and at the SEC's Public Reference Room described above. Our common stock trades on the NYSE under the symbol "MWE." Reports that we file with the NYSE may be inspected and copied at the offices of the NYSE described above.

 FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We use words such as "could," "may," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward-looking statements. These forward-looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors" in Part I, Item 1A. in our most recent annual report on Form 10-K and in Part II, Item 1A in our quarterly reports on Form 10-Q.

 ABOUT MARKWEST ENERGY PARTNERS

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and are the largest natural gas processor in the Appalachian region.

        Our principal executive offices are located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus or incorporated herein by reference when making an investment decision.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

 USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated.

	Year Ended December 31,					Nine Months Ended September 30, 2009
	2004	2005	2006	2007	2008
RATIO OF EARNINGS TO FIXED CHARGES	1.33x	(1)	2.27x	(2)	4.07x	(3)

(1)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2005 by $5,859,000.

(2)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $56,490,000.

(3)
Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2009 by $124,674,000.

        For purposes of computing the ratio of earnings to fixed charges, "earnings" is the aggregate of the following items:

  •
  pre-tax income or loss from continuing operations before adjustment for non-controlling interest in consolidated subsidiaries or income or loss from equity investees;

  •
  plus fixed charges;

  •
  plus distributed income of equity investees;

  •
  less capitalized interest; and

  •
  less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

        The term "fixed charges" means the sum of the following:

  •
  interest expense and capitalized interest, including the gain or loss on interest rate swaps and amortization of premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

 DESCRIPTION OF COMMON UNITS

The Units

        The common units and the Class A units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and Class A units in and to partnership distributions, please read "Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Wells Fargo Bank, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  •
  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

  •
  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion. A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

 DESCRIPTION OF OUR DEBT SECURITIES

General

        The debt securities will be:

  •
  our direct general obligations;

  •
  either senior debt securities or subordinated debt securities; and

  •
  issued under separate indentures among us and Wells Fargo Bank, National Association, as Trustee.

        MarkWest Energy Partners, L.P. may issue debt securities in one or more series, and MarkWest Energy Finance Corp. may be a co-issuer of one or more series of debt securities. MarkWest Energy Finance Corp. was incorporated under the laws of the State of Delaware in 2004, is wholly-owned by MarkWest Energy Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities will be limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section "Description of the Debt Securities," the terms "we," "us," "our" and "issuers" refer jointly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., and the terms "MarkWest Energy Partners" and "MarkWest Finance" refer strictly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., respectively.

        If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether MarkWest Finance will be a co-issuer;

  •
  the guarantors of the debt securities, if any;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the assets, if any, that are pledged as security for the payment of the debt securities;

  •
  whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

  •
  the prices at which we will issue the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants; and

  •
  any other terms of the debt securities.

        We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

        If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of MarkWest Energy Partners specified in the prospectus supplement will unconditionally guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all wholly-owned subsidiaries other than "minor" subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

        The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of MarkWest Energy Partners.

Consolidation, Merger or Asset Sale

        Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer's responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer's covenants in the indenture.

        However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer's assets, including:

  •
  the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring entity must assume the issuer's obligations under the indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default (as defined under "—Events of Default and Remedies" below) may exist.

        The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

        Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

        We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security;

  •
  reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

  •
  reduce the rate of or change the time for payment of interest on any debt security;

  •
  waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

  •
  make any debt security payable in currency other than that stated in the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

  •
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

  •
  except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

  •
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to establish the form of terms of any series of debt securities;

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for the assumption of an issuer's or guarantor's obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer's or guarantor's assets;

  •
  in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of MarkWest Energy Partners;

  •
  to add or release guarantors pursuant to the terms of the indenture;

  •
  to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

  •
  to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

  •
  to add any additional Events of Default; or

  •
  to secure the debt securities and/or the guarantees.

Events of Default and Remedies

        "Event of Default," when used in an indenture, will mean any of the following with respect to the debt securities of any series:

  •
  failure to pay when due the principal of or any premium on any debt security of that series;

  •
  failure to pay, within 60 days of the due date, interest on any debt security of that series;

  •
  failure to pay when due any sinking fund payment with respect to any debt securities of that series;

  •
  failure on the part of the issuers to comply with the covenant described under "—Consolidation, Merger or Asset Sale";

  •
  failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

  •
  certain events of bankruptcy, insolvency or reorganization of an issuer; or

  •
  any other Event of Default provided under the terms of the debt securities of that series.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

        Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

        We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

        Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

        None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer, the general partner of MarkWest Energy Partners or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however.

Payment and Transfer

        The Trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

        If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

        The Trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will not be required:

  •
  to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

  •
  to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

  Subordinated Debt Securities Subordinated to Senior Indebtedness

        The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of MarkWest Energy Partners. "Senior Indebtedness" will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

  Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  •
  we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

  •
  we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of MarkWest Energy Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

  •
  any other default on any Senior Indebtedness of MarkWest Energy Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

  No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Indebtedness that MarkWest Energy Partners may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

        The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC's nominee, Cede & Co. This means that we will not issue certificates to each holder. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of beneficial interests in global debt securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its Direct Participants are on file with the SEC.

        We will wire all payments on the global debt securities to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

        It is DTC's current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct Participants to owners of beneficial interests in the global debt securities, and voting by Direct Participants, will be governed by the customary practices between the Direct Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Direct Participants and not of DTC, the Trustee or us.

        Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

        Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

  (a)
  either:

  (1)
  all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

  (2)
  all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

  (b)
  we have paid or caused to be paid all other sums payable by us under the indenture; and

  (c)
  we have delivered an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

The Trustee

        Wells Fargo Bank, National Association will be the initial Trustee under each indenture. We maintain a banking relation in the ordinary course of business with Wells Fargo, National Association and some of its affiliates.

  Limitations on Trustee if it is a Creditor

        Each indenture will limit the right of the Trustee thereunder, in the event that it becomes a creditor of an issuer or guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Certificates and Opinions to be Furnished to Trustee

        Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us for action by the Trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Governing Law

        Each indenture and all of the debt securities will be governed by the laws of the State of New York.

 CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, we distribute all of our available cash to our unitholders of record on the applicable record date. We will make distributions of available cash to all our unitholders (common and Class A), pro rata and we will make distributions of Hydrocarbon Available Cash (as defined below) pro rata to our common unitholders.

        Definition of Available Cash.    We define available cash in our amended and restated partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to our ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

        Contractual Restrictions on Our Ability to Distribute Available Cash.    Our ability to distribute available cash is contractually restricted by the terms of our credit agreement. Our credit agreement contains covenants requiring us to maintain certain financial ratios and a minimum net worth. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit agreement. In addition, our credit agreement prohibits us from borrowing more than $0.75 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to our unitholders. Our credit agreement provides that any amount so borrowed must be repaid once annually.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

 PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the third amended and restated partnership agreement, which our general partner, MarkWest Energy GP, L.L.C. (the "General Partner"), adopted in connection with the merger with MarkWest Hydrocarbon, Inc. and is referred to herein as the "amended and restated partnership agreement."

        We summarize the following provisions of the amended and restated partnership agreement elsewhere in this prospectus:

  •
  with regard to cash available for distribution, please read "Cash Distribution Policy."

  •
  with regard to the transfer of Partnership common units, please read "Description of the Common Units—Transfer of Common Units."

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

        Our purpose under the amended and restated partnership agreement is limited to serving as a member of our operating company, MarkWest Energy Operating Company, L.L.C., which we refer to as "Opco," and engaging in any business activities that may be engaged in by Opco or that are approved by the General Partner. All of our operations are conducted through Opco and its subsidiaries or MarkWest Hydrocarbon. We own 100% of the outstanding membership interest of Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before our initial public offering;

  •
  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires one of our common units from one of our unitholders and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the amended and restated partnership agreement subject to the terms thereof.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        Class A units represent limited partner interests in us and have identical rights and obligations of our common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to our ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the amended and restated partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units in us plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the amended and restated partnership agreement; or

  •
  to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the amended and restated partnership agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of us, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

        Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in Opco or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. We will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters specified below require a vote of our unitholders.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the amended and restated partnership agreement

Certain amendments may be made by the General Partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding common units. Please read "—Amendment of the Amended and Restated Partnership Agreement."

Merger or the sale of all or substantially all of our assets	Majority of our outstanding common units. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of us	Majority of our outstanding common units. Please read "—Termination and Dissolution."
Amendment of the limited liability company agreement and other action taken by us as sole member of Opco

Majority of our outstanding common units if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company."

Issuance of Additional Securities

        The amended and restated partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units in us or other equity securities. Holders of any additional common units in us that we issue will be entitled to share equally with the then-existing holders of our common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

        In accordance with Delaware law and the provisions of the amended and restated partnership agreement, we may also issue additional partnership interests that, in the sole discretion of the General Partner, have special voting rights to which holders of our common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of our common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding common units.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

  •
  change the term of the Partnership;

  •
  provide that we are not dissolved upon an election to dissolve us by the General Partner that is approved by a majority of outstanding common units; or

  •
  give any person the right to dissolve us other than the General Partner's right to dissolve us with the approval of a majority of our outstanding common units.

        The provision of the amended and restated partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of our outstanding common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

  •
  a change that, in the sole discretion of the General Partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the amended and restated partnership agreement;

  •
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

  •
  a merger or conveyance the sole purpose of which is to effect a change in the legal form of us to another limited liability entity;

  •
  a change in our fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in our best interest and the best interest of the limited partners;

  •
  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the amended and restated partnership agreement; or

  •
  are required to effect the intent of the provisions of the amended and restated partnership agreement or are otherwise contemplated by the amended and restated partnership agreement.

        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the amended and restated partnership agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of our outstanding common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of our outstanding common units, the General Partner is prohibited from consenting on our behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on our behalf permitted to be taken by a member of Opco in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The amended and restated partnership agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. The General Partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the amended and restated partnership agreement are satisfied, the General Partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. Our unitholders are not entitled to appraisal rights under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the amended and restated partnership agreement. We will dissolve upon:

  •
  the election of the General Partner to dissolve us, if approved by the holders of a majority of our outstanding common units;

  •
  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

  •
  the entry of a decree of judicial dissolution of us; or

  •
  the withdrawal of the General Partner in violation of the amended and restated partnership agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw and cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the amended and restated partnership agreement:

  •
  the withdrawing General Partner must give 90 days notice to the limited partners;

  •
  the successor general partner will be elected by a plurality of the votes of our unitholders at a special meeting or an annual meeting;

  •
  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

  •
  the successor general partner elected will automatically become the successor general partner or managing member of our subsidiaries; and

  •
  if the successor general partner is elected, we will not be dissolved and the successor general partner will continue the business of us.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as we are a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the General Partner board.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, our common units will not be voted.

        Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of our unitholders may be called by the General Partner or by our unitholders owning at least 20% of our outstanding common units. Our unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by our unitholders requires approval by holders of a greater percentage of our common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of our common units under the amended and restated partnership agreement will be delivered to the record holder by us or by the transfer agent.

        The annual meeting of the limited partners holding our common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding our common units will vote together as a single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each of our common units is entitled to one vote for each of our common units that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that they are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," our common units will be fully paid, and our unitholders will not be required to make additional contributions.

        An assignee of one of our common units, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The General Partner will vote and exercise other powers attributable to our common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of our common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read "Description of the Common Units—Transfer of Common Units."

Non-citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the amended and restated partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the General Partner;

  •
  any person who is or was an affiliate of the General Partner or any departing general partner;

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of us, Opco, any of their subsidiaries, the General Partner or any affiliate of us, Opco or any of their subsidiaries; or

  •
  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect the Partnership's Books and Records

        The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each limited partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

  •
  copies of the amended and restated partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our or our subsidiaries' best interests, could damage us or our subsidiaries or which we or our subsidiaries are required by law or by agreements with third parties to keep confidential.

 MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations (the "Treasury Regulations") to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to MarkWest Energy Partners and the operating partnership.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

          (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

          (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

          (3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied included:

          (a)   Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

          (b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

          (c)   Each hedging transaction that we treated as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations have been true in the past and expect that these representations will be true in the future. If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

          (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him.

        Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss suspended by the at risk or basis limitation in excess of that gain is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitation on the deductability of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributable to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that amount of loss will be allocated among the unitholders in accordance with their percentage interests.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder acquiring common units from us in an offering or in connection with a contribution of property will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such offering or other transaction. In the event we issue additional common units or engage in certain other transactions in the future "reverse Section 704(c) Allocations," similar to Section 704(c) Allocations described above, will be made to holders of partnership immediately prior to such other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  his relative contributions to us;

  •
  the interests of all the partners in profits and losses;

  •
  the interest of all the partners in cash flow; and

  •
  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted as to all property), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Tax Treatment of Operations—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax Treatment of Operations—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We were not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending the current rate). However, a portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders as well as unitholders whose interest may vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced recently that it plans to issue guidance regarding the treatment of constructive terminations of publicly traded partnerships such as us. Any such guidance may change the application of the rules discussed above and may affect the tax treatment of a unitholder.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets and Treasury Regulation Section 1.197-2(g)(3). Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, distributions to any such foreign unitholder will be subject to U.S. withholding at the highest effective applicable rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effective connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with the unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder of a publicly traded partnership generally will be subject to U.S. federal income tax upon the sale or disposition of a unit to the extent of the unitholder's share of the partnership's U.S. real property holdings if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of the units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on the gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   whether the beneficial owner is

            (1)   a person that is not a United States person,

            (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

            (3)   a tax-exempt entity;

          (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

        (1)   for which there is, or was, "substantial authority," or

        (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in ten states, most of which impose income taxes. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We may also own property or do business in other jurisdictions in the future. You may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement. You will be required, however, to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdiction and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state, local or foreign as well as United States federal tax returns, that may be required of him.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

 INVESTMENT IN MARKWEST ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS

        An investment in our units or debt securities by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"). As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profitsharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts on other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our units or debt securities, among other things, consideration should be given to:

          (a)   whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

          (b)   whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws;

          (c)   whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. See "Material Tax Consequences" beginning on page 28 of this prospectus; and

          (d)   whether making the investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units or debt securities is authorized by the appropriate governing instrument and is a proper investment for the plan.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition and/or holding of debt securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the debt securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition, holding and, if applicable, conversion of the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, our debt securities should not be purchased or held (or converted to equity securities, in the case of any convertible debt) by a person investing "plan assets" of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of our debt securities, each purchaser and subsequent transferee of the debt securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

Plan Asset Issues

        In addition to considering whether the purchase of our units or debt securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a)   the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws,

          (b)   the entity is an "operating company," that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

          (c)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans that are subject to party of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or section 4975 of the Code.

        With respect to an investment in our units, our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in

(a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of benefit plan investors as required for compliance with (c)). With respect to an investment in our debt securities, our assets should not be considered "plan assets" under these regulations because such securities are not equity securities or, even if they are issued with a feature that allows their conversion to equity securities, the securities in which they will be convertible will satisfy the requirements in (a) and (b) above.

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and Similar Laws should not be construed as legal advice. Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and Similiar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 PLAN OF DISTRIBUTION

        Under this prospectus, we intend to offer our securities to the public:

  •
  through one or more broker-dealers;

  •
  through underwriters; or

  •
  directly to investors.

        We will fix a price or prices of our securities at:

  •
  market prices prevailing at the time of any sale under this registration statement;

  •
  prices related to market prices; or

  •
  negotiated prices.

        We may change the price of the securities offered from time to time.

        We will pay or allow distributors' or sellers' commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the New York Stock Exchange;

  •
  in the over-the-counter market; or

  •
  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

        We may offer our units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

        The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

        Because FINRA views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

        In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

 LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Vinson & Elkins L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference from our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K filed on May 18, 2009 for the retrospective applications of changes to generally accepted accounting principles related to the presentation of non-controlling interest and the calculation of earnings per unit, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, as stated in their report in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Starfish Pipeline Company, LLC as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 incorporated in this registration statement by reference to MarkWest Energy Partners, L.P.'s annual report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.